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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-144366) and related Prospectus of TransDigm Inc., TransDigm Group Incorporated and Subsidiary Guarantors for the exchange offer for $300,000,000 of 7 3/4% Senior Subordinated Notes due 2014 and to the inclusion and incorporation by reference therein of our report dated November 16, 2006, with respect to the consolidated financial statement and schedule of TransDigm Group Incorporated, included in its Annual Report (Form 10-K) for the year ended September 30, 2006, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Cleveland, Ohio
July 18, 2007

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Consent of Independent Registered Public Accounting Firm